EXHIBIT 99.2

                     BION ENVIRONMENTAL TECHNOLOGIES, INC.


Bion Announces Approval of New U.S. Patent that Broadens Protection for the Company's Livestock Waste Environmental Treatment Processes

June 30, 2009. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that it was notified that its U.S. Patent application 11/592,513 entitled "Low Oxygen Biologically Mediated Nutrient Removal" has been approved. The patent application was made on November 6, 2006; upon publication and issuance, the patent will be officially granted and will remain in force until November 5, 2024. This new patent strengthens Bion's protection for the process's ability to convert and remove phosphorous. In addition the patent provides wider process configuration coverage, greatly enhancing the ability to provide flexible treatment systems to Bion's clients.

James Morris, Ph.D., P. E., Bion's Chief Technology Officer, stated, "This new patent describes the removal of phosphorus utilizing a new and unique process and system configuration. Bion now has in hand a very broad array of patents protecting variations and enhancements of the core Bion process. The Company's IP portfolio at present includes ten U.S. patents, as well as patents in Canada, New Zealand and Mexico, with an additional U.S. patent applied for and pending, along with patent applications under consideration for the European Union, Brazil, Argentina and Australia."

Bion's patents protect its proprietary technology that uses biological, chemical and mechanical processes to remove nutrients and other harmful substances, as well as extract renewable energy, from high-volume concentrated livestock waste streams. Bion systems provide effective environmental treatment at a substantially lower cost than conventional wastewater treatment plants that rely on expensive highly-oxygenated and chemical processes. Bion's environmental management system is the only technology able to provide a comprehensive solution to concentrated livestock waste, through simultaneous removal and stabilization of nutrients and reduction of air emissions including ammonia, hydrogen sulfide, VOC's, greenhouse gases, odors and other pollutants, together with reductions of pathogens, antibiotics and hormones. Bion's system can be configured to simultaneously reclaim renewable energy from the 'waste' biomass in a highly efficient process.

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About Bion: Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology results from 18 years of research & development, testing, commercial deployment, and further adaptation to evolving standards and opportunities. In addition to providing environmental treatment, the system recovers cellulosic biomass from the waste stream to produce renewable energy in a process different and much more efficient than others that seek to exploit this energy source. The technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                  Craig Scott
President                      Vice President-Capital Markets/IR
719-256-5329                   303-843-6191 direct
mas@biontech.com               cscott@biontech.com